UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 14, 2016
(Date of earliest event reported)

ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously disclosed, on April 1, 2016, Alaska Air Group, Inc., a Delaware corporation (“Air Group” or the “Company”), Virgin America Inc., a Delaware corporation, (“Virgin America”), and Alpine Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Air Group (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  On December 14, 2016, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Virgin America (the “Merger”), with Virgin America surviving the Merger as a direct wholly owned subsidiary of Air Group.

At the effective time of the Merger (the “Effective Time”), each share of voting common stock of Virgin America (the “Voting Common Stock”) and each share of non-voting common stock of Virgin America (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Virgin America Common Stock”, and shares of Virgin America Common Stock are hereinafter referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares held by Virgin America, or Air Group or its subsidiaries, including Merger Sub) were converted into a right to receive $57.00 per share in cash, without interest (the “Merger Consideration”).  The Shares will no longer be listed on the NASDAQ Global Select Market.

Immediately prior to the Effective Time: (i) each unexpired and unexercised option to purchase Shares (“Option”), whether or not then exercisable or vested, vested and was canceled and, in exchange therefor, each holder of any such Option became entitled to receive an amount in cash equal to the product of (A) the total number of Shares subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option; (ii) each outstanding award of Virgin America restricted stock units vested, became free of any restrictions and was canceled in exchange for the right to receive a cash payment equal to the Merger Consideration for each unit subject to the award; and (iii) each outstanding award of Virgin America Common Stock that was subject to restrictions based on performance or continuing service (the “RSAs”) vested (treating for this purpose any performance-based vesting condition to which such RSA is subject as having been attained at “maximum” level), became free of any restrictions and was converted into the right to receive payment of the Merger Consideration.  In each case, such payments were made without interest and subject to deduction for any required tax withholdings.

The aggregate consideration paid to stockholders and other equity holders of Virgin America by Air Group to acquire Virgin America was approximately $2.6 billion, without giving effect to related transaction fees and expenses.

Air Group funded the Merger with cash on hand and approximately $2 billion of secured debt financing provided by multiple lenders. Approximately $1.6 billion of the loans are secured by a total of 56 of Air Group's aircraft, including 37 B737-900ER aircraft and 19 737-800 aircraft. The remainder is secured by Air Group's interest in certain aircraft purchase agreements.

Upon the closing of the Merger, the former senior vice president and chief financial officer of Virgin America, Peter Hunt, assumed the role of president and chief operating officer of the surviving wholly owned subsidiary of Air Group.

The description of the Merger contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to Air Group's Current Report on Form 8-K filed on April 4, 2016 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On December 14, 2016, Air Group issued a press release announcing the closing of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The financial statements of Virgin America required by this Item are not included in this Current Report on Form 8-K. Such financial statements will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

Pro forma financial information relative to the acquired business is not included in this Current Report on Form 8-K. Such pro forma financial information will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit 2.1*
Agreement and Plan of Merger, dated as of April 1, 2016 between Virgin America Inc., Alaska Air Group, Inc., and Alpine Acquisition Corp. (incorporated by reference to Exhibit 2.1 to Air Group’s Current Report on Form 8-K filed on April 4, 2016).

Exhibit 99.1	Press Release dated December 14, 2016 titled "Alaska Air Group closes acquisition of Virgin America, becomes the 5th largest U.S. airline"

* The schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Air Group hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Alaska Air Group, Inc.

By:     /s/ Bradley D. Tilden
Bradley D. Tilden
President and Chief Executive Officer

Date: December 14, 2016